Exhibit 99.1

Spansion Japan Ltd. Files for Corporate Restructuring

Operations to Continue Uninterrupted Worldwide; Talks with Secured Lenders Progressing

SUNNYVALE, Calif., Feb 09, 2009 /PRNewswire-FirstCall via COMTEX News Network/ — Spansion Inc., (Nasdaq: SPSN) announced that its Japanese subsidiary, Spansion Japan Ltd., has entered into a proceeding under the Corporate Reorganization Law (Kaisha Kosei Ho) of Japan. Spansion Japan Ltd. voluntarily chose to enter the proceeding to obtain protection from its creditors while it continues its restructuring efforts. This action does not include any of Spansion’s other subsidiaries or their operations outside of Japan.

Spansion Inc. does not expect the filing in Japan to materially affect its global operations. Spansion Japan Ltd. will continue its operations and intends to pay, in a timely manner, for all goods and services that it obtains after the date of filing.

“We intend for Spansion Japan to continue to operate throughout the restructuring period,” said John Kispert, Spansion’s president and CEO. “Our Japanese operations have sufficient cash on hand to meet their immediate, short-term working capital needs and we plan to maintain our high standards of excellence and our commitments to product quality, safety and outstanding customer service.”

Spansion Reports Progress on U.S. Restructuring Efforts

Spansion also announced that it is in active discussions with an ad hoc committee representing holders of its $625 million Senior Secured Floating Rate Notes due 2013 about restructuring the company’s balance sheet as well as potential strategic transactions.

“We are making progress in our constructive discussions with an ad hoc committee of secured noteholders, to find a mutually beneficial agreement as we seek to resolve Spansion’s capital structures,” said Kispert, who joined Spansion as its president and CEO last week with the goal of positioning the company to reach sustainable profitability and/or to successfully complete a strategic transaction.

Spansion Japan’s entry into the Corporate Reorganization proceeding is an event of default under certain of Spansion Japan’s and Spansion LLC’s debt instruments.

About Spansion

Spansion (Nasdaq: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM), Spansion(R) EcoRAM(TM) and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include Spansion Japan’s ability to continue its operations while in proceedings for corporate reorganization, actions or orders taken by the Japanese court that may impact Spansion Japan’s operations, and Spansion’s ability to successfully explore, negotiate and conclude any strategic alternative or restructuring. In addition, the instability of the global economy and tight credit markets could continue to adversely impact Spansion’s business in several respects including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. The company undertakes no obligation to make any further announcements regarding the exploration of strategic alternatives or a restructuring unless and until its Board of Directors has approved a specific alternative or plan. No decision on any particular strategic alternative or plan has been reached at this time, and there can be no assurance that the initiation of this process will result in a definitive proposal or agreement, or that the company will ultimately elect to proceed with a particular alternative or plan.